Filed Pursuant To Rule 433

Registration No. 333-275079

May 8, 2025

X/Twitter Post:

Live Address: https://x.com/Grayscale/status/1920537865215504626

Post 1:

The @DCGco and @Grayscale founder @BarrySilbert says, “Grayscale is poised to be the next BlackRock or Vanguard in the same way those firms pioneered index investing or Pimco pioneered the bond market.”

Read the full @FortuneMagazine Article https://t.co/jmR27jVDdj

Post 2:

See important disclosures, or speak directly to a team member:

$BTC: https://etfs.grayscale.com/btc

BTC Prospectus: https://etfs.grayscale.com/btc-prospectus

Learn more about GBTC: https://etfs.grayscale.com/gbtc

LinkedIn

Live Address: https://www.linkedin.com/posts/grayscale-investments_the-dcg-and-grayscale-investments-founder-activity-7326303581307875328-yryo?utm_source=share&utm_medium=member_desktop&rcm=ACoAACkN6nkB2Q51ullpVQJ629HWVF2aPZ9Yy8k

Text:

The DCG and Grayscale Investments founder Barry Silbert says, “Grayscale is poised to be the next BlackRock or Vanguard in the same way those firms pioneered index investing or Pimco pioneered the bond market.”

Read the full Fortune Article: https://lnkd.in/gyqBQniC

-

See important disclosures, or speak directly to a team member:

BTC: https://lnkd.in/eUrkUimS

BTC Prospectus: https://lnkd.in/e9FaZR9m

Learn more about GBTC: https://lnkd.in/e9fBhr4K

Grayscale Bitcoin Mini Trust ETF (“BTC”) and Grayscale Bitcoin Trust ETF (“GBTC”) (collectively the “Funds”), exchange traded products, are not registered under the Investment Company Act of 1940 (or the ’40 Act) and therefore are not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds. The Funds are subject to significant risk and heightened volatility. The Funds are not suitable for all investors and an investor may lose all their money.

Grayscale Bitcoin Trust ETF (the “Fund”) has filed a registration statement (including a prospectus) with the SEC for its offering to which this communication relates. Before you invest, you should read the prospectus in such registration statement and other documents the Fund has filed with the SEC for more complete information about such Fund and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Fund or any authorized participant will arrange to send you such prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.

Please read the prospectus carefully before investing in BTC.

Foreside Fund Services, LLC is the Marketing Agent for the Funds.

Investing involves risk, including possible loss of principal. Investments in the Funds are subject to a high degree of risk and heightened volatility. BTC and GBTC are not suitable for an investor that cannot afford the loss of the entire investment.

Now boarding: Investors in the world’s largest Bitcoin f

Grayscale Bitcoin Trust ETF (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.